EXHIBIT 10.3

GORDON & SILVER, LTD.
GERALD M. GORDON, ESQ.
Nevada Bar No. 229
WILLIAM M. NOALL, ESQ.
Nevada Bar No. 3549
THOMAS H. FELL, ESQ.
Nevada Bar No. 3717
3960 Howard Hughes Pkwy, 9th Fl.
Las Vegas, Nevada 89109
Telephone (702) 796-5555
Facsimile (702) 369-2666
         Attorneys for Debtors

UNITED STATES BANKRUPTCY COURT
DISTRICT OF NEVADA

In re	Case No. BK-N-00-33467-GWZ Chapter 11 Joint Administration With:
FITZGERALDS GAMING	BK-N-00-33468 (Fitzgeralds South, Inc.)
CORPORATION, a Nevada corporation,	BK-N-00-33469 (Fitzgeralds Reno, Inc.)
BK-N-00-33470 (Fitzgeralds, Inc.)
Debtor	BK-N-00-33471 (Fitzgeralds Las Vegas, Inc.)
BK-N-00-33472 (Fitzgeralds Mississippi, Inc.)
BK-N-00-33473 (Fitzgeralds Black Hawk, Inc.)
BK-N-00-33474 (Fitzgeralds Black Hawk II, Inc.)
☐Affects this Debtor./	BK-N-00-33475 (101 Main Street LLC) BK-N-00-33476 (Fitzgeralds Fremont Experience Corp.)
☒ Affects all Debtors./
☐ Affects FITZGERALDS SOUTH, INC., a Nevada corporation,/	SUPPLEMENTAL DISCLOSURE STATEMENT TO ACCOMPANY DEBTORS’ SECOND AMENDED PLAN OF REORGANIZATION
☐ Affects FITZGERALDS RENO, INC., a Nevada corporation,/	(To Be Read In Conjunction With Debtors’ Initial Disclosure Statement Dated December 19, 2002)
☐ Affects FITZGERALDS INCORPORATED, a Nevada corporation,/
☐ Affects FITZGERALDS LAS VEGAS, INC., a Nevada corporation,/
☐ Affects FITZGERALDS MISSISSIPPI, INC., a Mississippi corporation,/
☐ Affects FITZGERALDS BLACK HAWK, INC., a Nevada corporation, /
☐ Affects FITZGERALDS BLACK HAWK II, INC., a Colorado corporation, /	Date: March 24, 2003 Time: 2:30 p.m.
☐ Affects 101 MAIN STREET LIMITED LIABILITY COMPANY, a Colorado limited liability company, /
☐ Affects FITZGERALDS FREMONT EXPERIENCE CORPORATION, a Nevada corporation, /

I.     INFORMATION REGARDING THE SUPPLEMENTAL DISCLOSURE STATEMENT

     The purpose of this Supplemental Disclosure Statement to Accompany Debtors’ Second Amended Plan of Reorganization (“Supplemental Disclosure”) is to update the information contained in the Debtors’ initial Disclosure Statement and provide sufficient information about the modifications made to Debtors’ First Amended Plan of Reorganization (“Plan”) to enable you to make an informed decision in exercising your rights to accept or reject Debtors’ Second Amended Plan of Reorganization (“Modified Plan”),1 a copy of which is attached hereto as Exhibit “A.” As such, except as provided herein, Debtors expressly incorporate the terms and provisions of their initial Disclosure Statement dated December 19, 2002, distributed to you on or about January 10, 2003.

II.     EVENTS LEADING UP TO THE FILING OF THE MODIFIED PLAN

     As more fully set forth in the Disclosure Statement, Debtors filed the Plan to effectuate the terms of the Restructuring Agreement among the Debtors, Senior Management and the Consenting Noteholders. The primary objective was to maximize returns to Creditors including the value of Noteholders’ recoveries inasmuch as the obligations owed by the Debtors to the Noteholders constitutes in excess of ninety percent (90%) of the Debtors’ liabilities. The Debtors and the Noteholders determined to obtain this objective through an expeditious and orderly sale of the Operating Companies as going concerns by asset and/or stock sales and the distribution of the net proceeds therefrom. The Debtors filed the Plan in order to conclude the Chapter 11 Cases and effectuate the remaining terms of the Restructuring Agreement.

     Confirmation of the Plan was set for March 6, 2003. Debtors did not receive the requisite votes from the Noteholders to confirm the Plan. On March 3, 2003, the Informal Committee

[1] Unless otherwise noted herein, capitalized terms have the same meaning ascribed to them in Debtors’ Disclosure Statement To Accompany Debtors’ First Amended Plan of Reorganization. (“Disclosure Statement”) filed on December 23, 2002.

filed its objection to confirmation of the Plan. On the same date, Debtors filed a motion to designate certain votes of Consenting Noteholders which, if granted, potentially would have permitted the Plan to be confirmed.

     Thereafter, the Debtors and the Informal Committee agreed that the Plan would be amended. Instead of providing for the sale of the final casino operated by the Debtors, a new plan would give the equity of the Debtors to Noteholders. As a result, the Debtors and Consenting Noteholders have agreed to Amendment No. 1 To Amended and Restated Agreement Regarding Pre-Negotiated Restructuring (a copy of which is attached hereto as Exhibit “B”) and the Debtors have filed the Modified Plan. This Supplemental Disclosure Statement explains the provisions of the Modified Plan. There are three Classes of Creditors entitled to vote on the Modified Plan.

     The first two such Classes are comprised of Noteholders. Class 6 comprises the Noteholders’ Secured Claims and Class 9 comprises the Noteholders’ Unsecured Claims. A single Ballot is being sent to each Noteholder to allow such Noteholder to vote those Claims. What the Modified Plan proposes is that the Notes will be cancelled and Noteholders will receive 100% of the equity of the Reorganized Debtors. The Modified Plan also proposes to simplify the Debtors’ corporate structure upon emergence from bankruptcy: there will be only a parent company (FGC), one wholly-owned subsidiary that operates the casino in Reno, Nevada (FRI) and another wholly-owned subsidiary (FLI) that will exist only to use residual Cash to pay off remaining bankruptcy liabilities as required by the Modified Plan.

     The Modified Plan also gives Noteholders an option to receive Cash instead of equity, in an amount equal to $30 for each $1000 original principal amount of Notes. If a Noteholder desires to take Cash instead of equity, the Noteholder must make an election on the Ballot for the Modified Plan.2

     The third Class entitled to vote on the Modified Plan is comprised of General Unsecured Creditors whose claims exceed $25,000 in amount. The Modified Plan proposes to pay such Creditors Cash in the amount of 20% of their Allowed Claims.

     This brief summary of the Modified Plan’s provisions is qualified in its entirety by the remainder of this Supplemental Disclosure Statement and the Modified Plan.

III. GENERAL OVERVIEW OF THE MODIFIED PLAN

     The following is a general overview of the provisions of the Modified Plan. This overview is qualified in its entirety by reference to the provisions of the Modified Plan. Pursuant to Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Preserved Ordinary Course Administrative Claims, Allowed Priority Claims and Allowed Executive Incentive Claims are not designated as Classes. The holders of such unclassified Claims shall be paid in full under the Modified Plan consistent with the requirements of Section 1129(a)(9)(A) of the Bankruptcy Code and are not entitled to vote on the Modified Plan. Distributions under the Modified Plan to each class are summarized in the following table.

			Estimated amount of
Class	Description	Treatment	Claim

Class 1:	Priority Wage Claims	Unimpaired. Paid in full in Cash.	$0
Class 2:	Priority Benefit Plan Contribution Claims	Unimpaired. Paid in full in Cash.	$0

Class 3:	Priority Customer Deposit Claims	Unimpaired. Paid in full in Cash.	$0

Class 4:	Secured Tax Claims	Unimpaired. Cured or paid in full in Cash.	$0

[2] The amount of the Cash option for the Noteholders was not established by the Debtors, but rather was established by the Informal Committee and its legal and financial advisors. As such, Debtors make no representations or warranties as to the calculation of the buy-out amount nor what facts and circumstances upon which it is based.

Class 5:	Miscellaneous Secured Claims	Unimpaired. Claimant shall receive the collateral securing its Claim or receive Cash equal to its Allowed Secured Claim.	$0

Class 6:	Noteholder Secured Claims	Impaired. Pro rata share of New Common Stock equal to the Collateral Value Percentage.	Undetermined at this time, but estimated at $123,025,000.00 based upon the Liquidation Analysis.

Class 7:	Convenience Class Claims	Unimpaired. Paid in full in Cash.	Estimated not to exceed $300,000.00.

Class 8:	General Unsecured Claims	Impaired. To receive Cash in the amount of 20% of its Allowed General Unsecured Claim.	Estimated not to exceed $3,800,000.00.

Class 9:	Noteholder Deficiency Claims	Impaired. Pro rata share of the shares of the New Common Stock that is not distributed to holders of Class 6 Claims.	Undetermined at this time, but estimated at $138,210,000.00 based upon the Liquidation Analysis.

Class 10:	Intercompany Claims	Impaired. No distribution.	$242,712,320.00

Class 11:	Subsidiary Equity Securities	Impaired. No distribution.	$0

Class 12:	Old FGC Preferred Stock	Impaired. No distribution.	$0

Class 13:	FSI Warrant Claims	Impaired. No distribution.	$0

Class 14:	Old FGC Common Stock	Impaired. No distribution.	$0

     A.     New Capital Structure.

     Upon confirmation of the Modified Plan, all Equity Securities of the Debtors will be cancelled and terminated. FGC, as reorganized (“Reorganized FGC”) shall have one million (1,000,000) shares of New Common Stock authorized of which two hundred five thousand (205,000) shares shall be issued and outstanding, all of which shares of New Common Stock will represent one hundred percent (100%) of the equity ownership and voting power of Reorganized FGC. The New Common Stock will be distributed in the manner provided below. As more fully set forth below and in the Modified Plan, Reorganized FGC (as well as Reorganized FSI which will become Fitzgeralds Liquidation, Inc., (“FLI”)) shall become a Delaware corporation through a merger of the existing entity into a new corporation to be formed on or before the Effective Date.

     B.     Treatment of Noteholder Secured Claims and Noteholder Deficiency Claims.

     From and after the Effective Date, each Noteholder as of the Distribution Record Date shall receive for its Class 6 Noteholder Secured Claim its Pro Rata share of the New Common Stock equal to the Collateral Value Percentage.3 The Class 9 Allowed Noteholders Deficiency Claims shall be satisfied by the receipt of all of the New Common Stock that is not distributed to holders of Class 6 Claims as more fully provided for in Article 8 of the Modified Plan. The Modified Plan further provides for a cash option for Noteholders. Each holder of a Class 6 and Class 9 Claim may indicate on its Ballot its election to receive a cash distribution in lieu of distributions of New Common Stock. Any such electing holder shall, in lieu of all distributions that it would otherwise be entitled to receive pursuant to Sections 5.1.1(c) and 5.3.1 of the Modified Plan, receive $30.00 per $1,000.00 face amount of Notes owned by such holder. The New Common Stock that would have been distributed to such electing holders shall instead be sold pursuant to the Commitment Agreement.4

[3] Collateral Value Percentage is defined in the Modified Plan as the ratio, expressed as a percentage, of (x) value of all collateral remaining in the Estates that secure the Notes and (y) the total value of all Estate assets after deduction of all Cash to be distributed under the Plan except distributions to Class 8.

[4] The Commitment Agreement is the Plan Confirmation Commitment Agreement dated as of March 19, 2003 between New FGC and Contrarian Capital Management, LLC (“Contrarian”), a copy of which is included in the Plan Supplement. Pursuant to the Commitment Agreement, Contrarian agrees to subscribe for all shares of New Common Stock not issued to any holder of a Class 6 and Class 9 Allowed Claim pursuant to the terms and conditions set forth therein.

     C.     Convenience Class Claims.

     Convenience Class Claims consist of all Allowed General Unsecured Claims held and controlled by a Creditor in an aggregate amount of $25,000.00 or less, or in an aggregate amount greater than $25,000.00, but which Creditor elects on the Ballot to reduce to an aggregate of $25,000.00. The Modified Plan provides that each holder of Allowed Convenience Class Claim shall be paid in full from Plan Distribution Cash by the applicable Reorganized Debtor its Allowed Convenience Class Claim plus interest at the Federal Judgment Rate from the Petition Date until paid upon the latest of: (i) the Distribution Date; (ii) the 10th business day after such claim is allowed, or as soon thereafter as practicable; and (iii) such date as the holder of such Claim and Debtors or the Reorganized Debtors have agreed or shall agree.

     D.     Allowed General Unsecured Claims.

     Each holder of an Allowed Class 8 General Unsecured Claim shall receive Plan Distribution Cash equivalent to twenty percent (20%) of its Allowed General Unsecured Claim upon the latest: (i) Distribution Date; (ii) the 10th business day after such claim is allowed, or as soon thereafter as practicable; and (iii) as such date as the holder of such Claim and Debtors or the Reorganized Debtors have agreed or shall agree.

     Debtors have determined the following claimants have asserted Claims which are classified as Class 8 General Unsecured Claims:

Debtor	Claimant	Amount Asserted

FGC	Jerome Turk	$782,550.90
	Reliance Insurance Co.	$603,390.00
	AIG Insurance Co.	$279,763.00
FMI	WS Gaming	$133,295.29

Debtor	Claimant	Amount Asserted

FLVI	Holiday Inn	$1,832,071.97
	WMS Gaming	$30,273.53
FRI	Scout Development (and related rejection claims)	$1,894,000.00	[5]

     Debtors and the Informal Committee dispute each of the above identified Class 8 General Unsecured Claims and appropriate objections to such Claims are or will be filed. Notwithstanding Debtors’ disputes regarding these Claims, Debtors estimate that they will have $13,000,000.00 in Plan Distribution Cash on the Effective Date. Thus, Debtors will have sufficient Plan Distribution Cash for Class 8 Allowed General Unsecured Claims in the event that these Claims are not reduced.

     E.     Intercompany Claims and Equity Securities.

     All Class 10 Intercompany Claims, Class 11 Subsidiary Equity Interests, Class 12 Old FGC Preferred Stock, Class 13 FSI Warrant Claims, and Class 14 Old FGC Common Stock shall be cancelled, terminated and extinguished without further act or action under any applicable agreement, law, regulation, order or rule.

     F.     Means of Implementation of the Plan.

          1. Plan Implementation Steps Occurring on Effective Date. On the Effective Date, all of the assets of each Debtor’s Estate, including all causes of action and avoidance actions, shall be preserved and shall revest in the Debtors free and clear of all liens, claims and encumbrances, and then the following events shall occur in the following sequence:

               a) FGC shall cause all subsidiaries of FGC, including debtors and nondebtors, except FSI and FRI, to be merged with and into FSI pursuant to NRS Chapter 92A,

[5] These figures are estimates only of the rejection damages and possible deficiency claim provided to Debtors by Scout for the purposes of this Disclosure Statement. Neither Scout, the Debtors, the Informal Committee or any other party is bound by this estimate and Scout has reserved the right to further provide a more definitive calculation of damages. All rights to object to such Claim are reserved.

with FSI being the surviving entity in the mergers. On or before the Effective Date, FGC shall cause to be executed, and shall cause to be filed with the Nevada Secretary, the articles of merger and any related documents required for such mergers to be effective at the earliest time reasonably practicable on the Effective Date.

               b) On or before the Effective Date, New FGC shall be formed. On the Effective Date, FGC shall merge with and into New FGC with New FGC being the surviving corporation, and then New FGC shall change its name to “Fitzgeralds Gaming Corporation.” On or before the Effective Date, FSI shall form FLI, and on the Effective Date, following the mergers contemplated by Section 6.1.1, FSI shall merge with and into FLI, with FLI being the surviving corporation.

               c) On the Effective Date, Reorganized FGC shall have one million (1,000,000) shares of New Common Stock authorized of which two hundred five thousand (205,000) shares shall be issued and outstanding, all of which shares of New Common Stock shall, in accordance with the Modified Plan, be issued to the Disbursing Agent in accordance with the Modified Plan.

               d) As of the Effective Date, the certificate of incorporation and by-laws of Reorganized FGC shall be substantially in the forms of the Reorganized FGC Articles and Reorganized FGC By-Laws, which provide for, among other things, the authorization of any and all acts necessary to effectuate the Modified Plan including, without limitation, the issuance of the New Common Stock. Such certificate of incorporation and by-laws shall also provide: (i) to the extent required by Section 1123(a) and (b) of the Bankruptcy Code, for a provision prohibiting the issuance of non-voting equity securities; and (ii) for the board of directors of Reorganized FGC to be comprised of three (3) directors, to be initially nominated by the Informal Committee no later than five (5) days prior to the commencement of the Confirmation Hearing. The initial members of the board of directors of Reorganized FGC shall serve until such directors, or their successors are elected at a properly noticed and constituted stockholders’ meeting of Reorganized FGC. After the Effective Date, Reorganized FGC may amend and restate the Reorganized FGC Articles and Reorganized FGC By-Laws as permitted by applicable law.

               e) As of the Effective Date, the certificate of incorporation and bylaws of Reorganized FRI shall be amended substantially in the forms of the Reorganized FRI Articles and Reorganized FRI By-Laws, which provide for, among other things, the authorization of any and all acts necessary to effectuate the Modified Plan. Such certificate of incorporation and by-laws shall also provide to the extent required by Section 1123(a) and (b) of the Bankruptcy Code, for a provision prohibiting the issuance of non-voting equity securities. After the Effective Date, Reorganized FRI may amend and restate the Reorganized FRI Articles and Reorganized FRI By-Laws as permitted by applicable law.

               f) As of the Effective Date, the certificate of incorporation and bylaws of Reorganized FLI shall be substantially in the forms of the Reorganized FLI Articles and Reorganized FLI By-Laws, which provide for, among other things, the authorization of any and all acts necessary to effectuate the Modified Plan. Such certificate of incorporation and by-laws shall also provide, to the extent required by Section 1123(a) and (b) of the Bankruptcy Code, for a provision prohibiting the issuance of non-voting equity securities. After the Effective Date, Reorganized FLI may amend and restate the Reorganized FLI Articles and Reorganized FLI By-Laws as permitted by applicable law.

               g) The Plan Distribution Cash shall be delivered to Reorganized FGC or Reorganized FLI to be paid in accordance with the Modified Plan and the Restructuring Agreement.

               h) On the Effective Date, Reorganized FGC shall pay from Plan Distribution Cash all monies due but not yet paid in accordance with the Senior Management

Incentive Program, including the Retention Payments and Cash Incentive Claims to the extent not previously paid and not subject to further reserve.

               i) All funds or other property received by or retained by Reorganized Debtors shall be applied and distributed in accordance with the Modified Plan.

          2. Determination of Plan Distribution Cash. The Debtors shall determine the necessary amount of Plan Distribution Cash with the consent of the Informal Committee (not to be unreasonably withheld) as provided for in the Restructuring Agreement. In the event agreement cannot be reached between the Debtors and the Informal Committee prior to the Effective Date, the Bankruptcy Court shall determine the amount of Plan Distribution Cash.

          3. Notice of Effectiveness. When all of the steps contemplated by Section 6.1 of the Modified Plan have been completed, the Debtors shall file with the Bankruptcy Court and serve upon all holders of Claims and all potential holders of Administrative Claims known to the Debtors (whether or not disputed), a Notice of Effective Date of Plan. The notice shall include notice of the Administrative Claim Bar Date.

          4. Surrender of Securities or Debt Instruments. On or before the Distribution Date, or as soon as practicable thereafter, each Noteholder shall surrender the Notes evidencing its Allowed Noteholder Deficiency Claim to the Indenture Trustee as the Disbursing Agent for the Class 9 Claims. No distribution of property hereunder shall be made to or on behalf of any such Noteholder unless and until the Notes are delivered to the Indenture Trustee or the unavailability of such Notes is reasonably established to the satisfaction of Reorganized FGC. In the event any Noteholder seeks to establish the unavailability of the Note evidencing such Allowed Noteholder Deficiency Claim, Reorganized FGC shall, within thirty (30) Business Days after receipt of the Noteholder’s evidence of unavailability and statement of indemnity of Reorganized FGC, (i) provide the Noteholder, in writing, with a detailed description regarding the rejection of such evidence and statement of indemnity; or (ii) deliver to the Indenture Trustee a notice of compliance and distribute to such Noteholder any amounts distributable from Reorganized FGC. Any such Noteholder who fails to surrender or cause to be surrendered such Notes or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to Reorganized FGC prior to the second anniversary of the Effective Date, shall be deemed to have forfeited all rights and claims in respect of such Notes and shall not participate in any distribution hereunder, and all property in respect of such forfeited distribution, including interest accrued thereon, shall revert to Reorganized FGC notwithstanding any federal or state escheat laws to the contrary.

          5. Cash Option for Bondholders. Each holder of a Class 6 and Class 9 Claim may indicate on its Ballot its election to receive a cash distribution in lieu of distributions of New Common Stock. Any such electing holder shall, in lieu of all distributions that it would otherwise be entitled to receive pursuant to Section 5.1.1(c) and 5.3.1 of the Modified Plan, receive $30.00 per $1,000.00 face amount of Notes owned by such holder. The New Common Stock that would have been distributed to such electing holders shall instead be sold pursuant to the Commitment Agreement.

          6. No Corporate Action Required. As of the Effective Date: (i) the adoption or approvals of the mergers set forth in Section 6.1.1 and 6.1.2 of the Modified Plan; (ii) the adoption of the Reorganized FGC Articles, Reorganized FGC By-Laws, Reorganized FRI Articles, Reorganized FRI By-Laws, Reorganized FLI Articles, Reorganized FLI By-Laws or similar constituent documents for Reorganized Debtors; (iii) the initial selection of directors and officers for Reorganized Debtors; (iv) the adoption, execution, delivery and implementation of all contracts, leases, instruments, releases and other agreements related to or contemplated by the Modified Plan; (v) the revesting or transfer of Estate assets provided for in the Modified Plan; and (vi) the other matters provided for under or in furtherance of the Modified Plan involving corporate action to be taken by or required of the Debtors or Reorganized Debtors shall be deemed to have occurred and be effective as provided herein, and shall be authorized and approved in all respects without further order of the Bankruptcy Court or any requirement of further action by the stockholders or directors of the Debtors and Reorganized Debtors. As of the Effective Date, the term of each of the officers and directors of the Debtors not continuing in office, if any, shall terminate pursuant to the Confirmation Order without any further action by the stockholders or directors of the Debtors or Reorganized Debtors.

          7. Informal Committee. Any consent, waiver or other action pursuant to the Modified Plan to be given by, or power conferred on, the Informal Committee shall be exercised by a vote of members of the Informal Committee who in the aggregate own, beneficially own or have investment discretion with respect to Notes comprising at least a majority of the outstanding principal amount of the Notes. There shall be no requirement of a meeting or notice to all Noteholders or Informal Committee members as a prerequisite to such a vote, and the vote may be by written consent of sufficient members of the Informal Committee.

          8. Duties of Indenture Trustee. Not later than the eleventh day after entry of the Confirmation Order, the Indenture Trustee shall provide to the Debtors and the Informal Committee a list of all bondholders, including beneficial holders to the extent that the Indenture Trustee can reasonably determine them. On the Effective Date the Indenture Trustee shall be cancelled and the Indenture Trustee shall have no further duties thereunder.

          9. Executory Contracts and Unexpired Leases.

               a) Executory Contracts. All executory contracts and unexpired leases that both exist on the Confirmation Date and are set forth on the schedule of assumed executory contracts and unexpired leases attached to the Modified Plan as Schedule “7.1,” shall be deemed assumed by the applicable Reorganized Debtor on the Effective Date. Schedule 7.1 may be

modified by the Debtors up to the Effective Date, with notice to the non-debtor party to the contract affected by such modification and the Informal Committee.

               b) Approval of Assumption or Rejection. Entry of the Confirmation Order shall constitute as of the Effective Date: (i) approval, pursuant to Bankruptcy Code Section 365(a), of the assumption by the applicable Reorganized Debtor of each executory contract and unexpired lease listed on Schedule 7.1, and (ii) authorization for the Reorganized Debtors to reject each executory contract and unexpired lease to which any of the Debtors are parties and which is not listed on Schedule 7.1 and neither assumed, assumed and assigned nor rejected by separate order prior to the Effective Date. Notwithstanding anything contained herein to the contrary, up to the Confirmation Date the Debtors, with the consent of the Informal Committee, shall have the right to add to or delete from Schedule 7.1 of the Modified Plan any executory contract or unexpired lease.

               c) Cure of Defaults. The applicable Reorganized Debtor shall Cure any defaults respecting each executory contract or unexpired lease assumed pursuant to Section 7.1 of the Modified Plan upon the latest of (i) the Effective Date or as soon thereafter as practicable; (ii) such dates as may be fixed by the Bankruptcy Court or agreed upon by the Debtors, with the consent of the Informal Committee and after the Effective Date, the applicable Debtor; or (iii) the tenth (10th) Business Day after the entry of a Final Order resolving any dispute regarding (a) a Cure amount; (b) the ability of the applicable Reorganized Debtor to provide “adequate assurance of future performance” under the executory contract or unexpired lease assumed pursuant to the Modified Plan in accordance with Section 365(b)(1) of the Bankruptcy Code; or (c) any matter pertaining to assumption, assignment or the Cure of a particular executory contract or an unexpired lease.

               d) Post-Petition Date Contracts and Leases. Subject to the Administrative Claim Bar Date, Executory contracts and unexpired leases entered into and other obligations incurred after the Petition Date by the Debtors shall be performed by the applicable Reorganized Debtor in the ordinary course of its business.

               e) Restructuring Agreement. Entry of the Confirmation Order shall constitute authorization for the assumption on the Effective Date by Reorganized Debtors of the (a) Restructuring Agreement to the extent obligations and rights contained therein remain unperformed, (b) the Risk Management Contracts existing as of the Effective Date.

               f) Bar Date. All proofs of Claims with respect to Claims arising from the rejection of any executory contract or unexpired lease shall be filed with Fitzgeralds Gaming Corporation, c/o Ropes & Gray, One International Place, Boston, Massachusetts 02110, Attention: Don S. DeAmicis and D. Ross Martin, not later than the earlier of the 30th day after the entry of the order approving rejection of an executory contract or unexpired lease or the 30th day after the Effective Date. Any Claim not filed within such time shall be forever barred. Notwithstanding the above, the bar date for Scout Development shall be the 30th day after the Effective Date pursuant to Court order.

          10. Indemnification Obligations. Any obligations of the Debtors to indemnify any officer, director or employee serving as a fiduciary of any employee benefit plan or program of the Debtors, pursuant to charter, by-laws, contract or applicable state law shall be deemed to be, and shall be treated as, an executory contract and rejected by Debtors on the Effective Date.

          11. Conditions to Confirmation of Plan. The following are conditions precedent to confirmation of the Modified Plan:

               a) The Confirmation Order shall have been entered and be in form and substance reasonably acceptable to the Debtors and the Informal Committee; and

               b) Since March 6, 2003, there shall have been no Consenting Noteholder Default, Debtor Default or Senior Management Default under the Restructuring

Agreement, which default has not been waived pursuant to such agreement, and there shall have been no termination upon condition subsequent of the Restructuring Agreement.

          12. Conditions To Effectiveness. The following are conditions precedent to the occurrence of the Effective Date:

               a) The Confirmation Order shall be a Final Order, except that the Debtors reserve the right, with the consent of the Informal Committee, to cause the Effective Date to occur notwithstanding the pendency of an appeal of the Confirmation Order, under circumstances that would moot such appeal;

               b) No request for revocation of the Confirmation Order under Section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending, including any appeal;

               c) All documents necessary to implement the transactions contemplated by the Plan shall be in form and substance reasonably acceptable to the Debtors and the Informal Committee; and

               d) Sufficient Plan Distribution Cash is set aside, reserved and withheld to make distributions required by the Bankruptcy Code and the Plan.

          13. Waiver of Conditions. The Conditions to Confirmation and Conditions to Effectiveness may be waived in whole or in part by the Debtors and the Informal Committee at any time, without notice, an order of the Bankruptcy Court or any further action other than proceeding to Confirmation and consummation of the Modified Plan.

V.	SUMMARY OF VOTING REQUIREMENTS AND CONFIRMATION OVER DISSENTING CLASS.

     The Modified Plan must be accepted by Noteholders in Classes 6, 8 and 9 in order to be confirmed. A class of claims is deemed to have accepted a plan when allowed votes representing at least two-thirds (2/3) in amount and a majority in number of the claims of the class actually voting cast votes in favor of a plan.

     If there is less than unanimous acceptance of the Modified Plan by Impaired Classes of Claims, the Bankruptcy Court nevertheless may confirm the Modified Plan at the Debtors’ request. Bankruptcy Code § 1129(b) provides that if all other requirements of Bankruptcy Code § 1129(a) are satisfied and if the Bankruptcy Court finds that: (i) the Modified Plan does not discriminate unfairly, and (ii) the Modified Plan is fair and equitable with respect to the rejecting Class(es) of claims impaired under the Modified Plan, the Bankruptcy Court may confirm the Modified Plan despite the rejection of the Modified Plan by a dissenting impaired class of Claims. The Debtors will request confirmation of the Modified Plan pursuant to Bankruptcy Code §1129(b) with respect to any impaired Class of Claims which does not vote to accept the Modified Plan.

     Additionally, and as more fully explained in the Disclosure Statement in Article XVI, Confirmation of the Plan, the Modified Plan must provide that Creditors and holders of Equity Securities will receive at least as much under the Modified Plan as they would receive in a liquidation of the Debtors under chapter 7 of the Bankruptcy Code (“Best Interest Test”). The Liquidation Analysis attached to the Disclosure Statement as Exhibit B summarized the Debtors’ best estimate of recoveries by Creditors in the event of liquidation of the Debtors as of December 31, 2002. Under the Modified Plan, the Impaired Classes of Claims are Classes 6, 8, 9, 10,11,12, 13 and 14. The value provided under the Modified Plan to these Classes is not less than they would receive in liquidation. The Debtors have determined that confirmation of the Modified Plan will provide each Creditor and holder of an Equity Security with no less of a recovery than it would receive if the Debtors were liquidated under chapter 7.

     The Debtors believe that the Modified Plan satisfies all of the statutory requirements for confirmation, that the Debtors have complied with or will have complied with all the statutory requirements for confirmation of the Modified Plan and that the Modified Plan is proposed in good faith. At the confirmation hearing, the Bankruptcy Court will determined whether the Modified Plan satisfies the statutory requirements for confirmation.

     All Creditors entitled to vote will be sent a Ballot, together with instructions for voting, a copy of this Supplemental Disclosure Statement, to which is attached a copy of the Modified Plan. You should read the Ballot carefully and follow the instructions contained therein.

     A VOTE FOR ACCEPTANCE OF THE MODIFIED PLAN BY THOSE HOLDERS OF CLAIMS WHO ARE ENTITLED TO VOTE IS MOST IMPORTANT.

You should complete your Ballot and return it as follows:

GORDON & SILVER, LTD. 3960 HOWARD HUGHES PARKWAY NINTH FLOOR LAS VEGAS, NEVADA 89109 TELEPHONE: (702)796-5555 FACSIMILE: (702)369-2666 ATTENTION: Thomas H. Fell, Esq.

     TO BE COUNTED, YOUR BALLOT MUST BE RECEIVED AT THE ADDRESS LISTED ABOVE BY 5:00 P.M. PACIFIC TIME, APRIL 14, 2003.

VI. ADDITIONAL RISK FACTORS

     Portions of Articles XIII, XIV and XV, entitled Certain Federal Income Tax Consequences, Securities Law Considerations, and Gaming Regulation and Licensing, respectively, of the initial Disclosure Statement may no longer be applicable to the Modified Plan. Debtors make no representations regarding the tax, securities and gaming issues resulting from the Modified Plan, and strongly recommend Noteholders consult their legal and tax advisors concerning such issues.

     Debtors are informed that the Noteholders intend to continue the ongoing business of Fitzgeralds Reno after the Effective Date. However, the Effective Date is not contingent on approval by the Gaming Authorities of the transfer of ownership. Debtors are further informed that the in the event the Noteholders, as the owners of the New Common Stock, are not licensed by the Gaming Authorities to own and operate Fitzgeralds Reno, the Noteholders intend to lease the operations of Fitzgeralds Reno to a licensed operator. Debtors make no representations and express no opinions as to the Noteholders’ ability to maintain the operations of Fitzgeralds Reno.

VII. RECOMMENDATION AND CONCLUSION

     The Modified Plan provides the best possible recovery for Creditors. Accordingly, Debtors recommend that Creditors which are entitled to vote on the Modified Plan should vote to accept the Modified Plan.

     DATED this 26 day of March, 2003.

FITZGERALDS GAMING CORPORATION, a Nevada corporation

FITZGERALDS SOUTH, INC., a Nevada corporation

FITZGERALDS RENO, INC., a Nevada corporation

FITZGERALDS INCORPORATED, a Nevada corporation

FITZGERALDS LAS VEGAS, INC., a Nevada corporation

FITZGERALDS MISSISSIPPI, INC., a Nevada corporation

FITZGERALDS BLACK HAWK, INC., a Nevada corporation

FITZGERALDS BLACK HAWK II, INC., a Colorado corporation

101 MAIN STREET LIMITED LIABILITY COMPANY, a Colorado Limited Liability Company

FITZGERALDS FREMONT EXPERIENCE CORPORATION, a Nevada Corporation

By	/s/ Michael E. McPherson

MICHAEL E. MCPHERSON

Respectfully submitted:

GORDON & SILVER, LTD.

By:	/s/ Gerald M. Gordon

GERALD M. GORDON, ESQ. Nevada Bar No. 0229 THOMAS H. FELL ESQ. Nevada Bar No. 3717 3960 Howard Hughes Parkway, 9th Fl. Las Vegas, Nevada 89109 (702) 796-5555 Attorneys for Debtors